Exhibit 3.41

CERTIFICATE OF FORMATION

OF

ILLINOIS BASIN OIL & GAS, LLC

1.	The name of the limited liability company is Illinois Basin Oil & Gas, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 13th day of October 2006.

By:	/s/ Jeffery L. Klinger
Jeffery L. Klinger, Authorized Peson

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

ILLINOIS BASIN OIL & GAS, LLC

The name of the limited liability company is:

Illinois Basin Oil & Gas, LLC

2.	Article I of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Conservancy Resources, LLC.”

3.	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 30th day of October, 2007.

Peabody Natural Gas, LLC its Sole Member

/s/ Bryan L. Sutter
By:	Bryan L. Sutter
Its:	Assistant Secretary